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                                                                      Exhibit 48


                       TERMINATION AND RELEASE AGREEMENT

     THIS TERMINATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into this 20th day of May, 1999, by and between Rental Service Corporation, a Delaware corporation ("RSC"), and NationsRent, Inc., a Delaware corporation ("NRI").

                                  WITNESSETH:

     WHEREAS, RSC and NRI (each, a "Party") entered into that certain Agreement and Plan of Merger, dated as of January 20, 1999 (the "Merger Agreement", and capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement);

     WHEREAS, in connection with the negotiations surrounding the Merger Agreement, RSC and NRI each entered into a confidentiality agreement dated January 12, 1999 (as amended through the date hereof, the "Confidentiality Agreement"); and

     WHEREAS, the parties hereto wish to terminate the Merger Agreement and release their respective rights, claims, obligations, and liabilities in connection therewith, and the board of directors of each Party has approved such termination and authorized such Party to enter into this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, the Parties agree as follows:

     1. TERMINATION OF MERGER AGREEMENT. Effective immediately upon the Effective Time, RSC and NRI abandon the Merger and mutually terminate the Merger Agreement pursuant to Section 8.1 thereof. Notwithstanding anything to the contrary contained in the Merger Agreement, from and after the Effective Time no Released Party (as defined herein) shall have any liability or obligation under the Merger Agreement.

     2. EXPENSES. RSC agrees to pay NRI the amount of $6,000,000 (the "Expense Reimbursement Amount"), intended solely to defray NRI's out-of-pocket costs and expenses incurred in connection with or relating to the Merger Agreement and this Agreement and the performance of NRI's obligations thereunder through the date hereof, including, without limitation, fees and expenses of financial, legal and accounting advisors. RSC and NRI agree that all other such costs and expenses heretofore or hereafter incurred by each Party shall be borne by the Party incurring such cost or expense. Simultaneous with its execution of this Agreement, RSC shall pay the Expense Reimbursement Amount by wire transfer of same day funds to the attorney's escrow account of Richards, Layton & Finger designated on Exhibit A attached hereto. The time of receipt of such funds in such account shall be deemed the "Effective Time" hereunder. The Expense Reimbursement Amount shall be released to NRI from such attorney's escrow account, by wire transfer of same day funds to NRI's account designated in

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writing by NRI, promptly after the expiration of 72 hours after notice of such deposit to the Court of Chancery of the State of Delaware and United Rentals, Inc. (in compliance with any of such court's orders concerning any such payment) unless, prior to the expiration of such 72 hour period, the Court of Chancery of the State of Delaware shall have entered an order prohibiting or delaying such release (a "Prohibitive Order"). Any such order shall not affect the right of NationsRent, as between NationsRent and RSC, to receive the Expense Reimbursement Amount from the escrow account, except as expressly provided in such order. In the event a Prohibitive Order becomes final and non-appealable, the Expense Reimbursement Amount shall be returned to RSC absent an order of a court of proper jurisdiction to the contrary.

     3. RELEASE AND WAIVER. Effective immediately upon the Effective Time, each of RSC and NRI, and each of their respective predecessors, successors, subsidiaries and assigns and any of the present and former officers, directors and employees of the foregoing, in their capacity as such, hereby covenants not to sue and forever releases and discharges NRI and RSC, respectively (and each of their respective directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, employees, agents, parents, subsidiaries, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party) (each, a "Released Party") from all manner of claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the Merger Agreement or the agreements or instruments ancillary thereto or the transactions contemplated thereby, excepting only any claim, action, cause of action or suit arising out of (a) an undertaking or promise contained in this Agreement, or (b) by virtue of obligations under the Confidentiality Agreement. Nothing in this
Section 3 shall in any way constitute an agreement by any party hereto to indemnify any other party hereto against any third party claim.

     4. PENDING LITIGATION. NRI agrees, promptly after the receipt of the Expense Reimbursement Amount, to dismiss with prejudice its complaint in the matter captioned NationsRent, Inc. v. United Rentals, Inc., et al., Case No. 99-07422 (filed April 30, 1999 in Florida Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida). NRI further agrees not to re-file said suit or to file another suit against the captioned defendants or their affiliates based on the same or similar claims set forth in the aforementioned suit. The Parties agree there shall be no third party beneficiaries with respect to this Section 4.

     5. GOVERNING LAW. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed wholly within such state without reference to the conflict of laws principles thereof. The parties hereby
(a) irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely

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in respect of the interpretation or enforcement of this Agreement and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The parties hereby consent to and grant any such courts jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 below, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     6. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitutes the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     7. COOPERATION. Each Party agrees to cooperate with the other and to take all action reasonably necessary to give full effect to the provisions and intent of this Agreement, including, without limitation, any action necessary to defend the validity and enforceability of Section 2 hereof and, if necessary, to seek the withdrawal or rescission of a Prohibitive Order. For such purpose, each Party will bear its own costs and expenses incurred to take such action.

     8. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, and supplemented only by a written document executed by RSC and NRI which specifically states that it is an amendment, modification or supplement to this Agreement.

     9. AUTHORIZATION. Each Party represents and warrants (i) this Agreement has been duly and validly authorized, executed and delivered, subject to the application of equitable remedies, and (ii) the person executing this Agreement on its behalf is duly authorized and fully competent to execute this Agreement on its behalf. In entering into this Agreement, the undersigned represent that they have read all the terms hereof, have discussed the terms with counsel and that such terms are fully understood and voluntarily accepted.

     10. CONSTRUCTION. This Agreement shall be construed without regard to the party or parties responsible for its preparation, and it shall be deemed to have been prepared jointly by both parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any party hereto.

     11. NOTICES. Notices, requests instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when sent if sent

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by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof to the intended recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

     if to NRI:
     ----------

     NationsRent, Inc.
     450 East Las Olas Blvd.
     14th Floor
     Ft. Lauderdale, FL 33301
     Attention:  Joseph H. Izhakoff, Esq.
     Telecopier: (954) 760-6585

     with a copy to:

     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Attention:  Joseph B. Frumkin, Esq.
     Telecopier: (212) 558-3588

     if to RSC:
     ---------

     Rental Service Corporation
     6929 East Greenway Parkway
     Suite 200
     Scottsdale, Arizona 85254
     Attention:  Rosemary Strunk, Esq.
     Telecopier: (480) 483-4024

     with a copy to:

     Latham & Watkins
     633 West Fifth Street
     Suite 4000
     Los Angeles, California 90071
     Attention:  Elizabeth A. Blendell, Esq.
     Telecopier: (213) 891-8763

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

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     12.  COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     13.  SEVERABILITY.

          (a) In the event that a Prohibitive Order is entered, or the provisions of Section 2 hereof are otherwise found invalid or unenforceable in any jurisdiction, and such event does not result from the breach of this Agreement on the part of RSC or its directors, officers, employees, agents or representatives, any such order or finding of invalidity or unenforceability shall not render invalid or unenforceable in any jurisdiction the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the remaining terms or provisions of this Agreement.

          (b) Any other term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that, notwithstanding the foregoing provisions of this Section 13(b), if any reformation of this Agreement to cure any failure of validity or enforceability in accordance with such provisions would so frustrate the intent and purposes of the Parties such that a Party would not have entered into this Agreement as so reformed, the severability provisions of this Section 13(b) shall not be applied to cure any such failure.

     14. ENFORCEMENT. The parties agree that in the event of a breach of any provision of this Agreement irreparable damage would occur, the aggrieved party would be without an adequate remedy at law, and damages would be difficult to determine. The parties therefore agree that in the event of a breach of any provision of this Agreement, subject to Section 3 above, the aggrieved party may elect to institute and prosecute proceedings to enforce specific performance or to enjoin the continuing breach of such provision. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled at law or in equity.

     15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                         RENTAL SERVICE CORPORATION


                         By:  /s/  Robert M. Wilson
                              ----------------------------
                               a duly authorized signatory

                         NATIONSRENT, INC.


                         By:  /s/  James L. Kirk
                              ----------------------------
                         Name:   James L. Kirk
                         Title:  Chief Executive Officer